Exhibit 10.15(a)

AWARD NOTICE

to [Name]

Pursuant to the Continental Airlines, Inc.

Annual Executive Bonus Program

Fiscal Year [20XX]

This document constitutes your formal notice of an Award under the Continental Airlines, Inc. Annual Executive Bonus Program (as amended from time to time, the "Executive Bonus Program") adopted under the Continental Airlines, Inc. Incentive Plan 2000 (as amended from time to time, the "Incentive Plan 2000"). This notice evidences your right to participate in the Executive Bonus Program with respect to the period commencing on January 1, 20[XX], and ending on December 31, 20[XX] (the "Fiscal Year"), subject to the terms of the Executive Bonus Program and the Incentive Plan 2000.

The Human Resources Committee of the Board of Directors of the Company (the "Committee") has established certain performance goals for purposes of the Executive Bonus Program. The performance goals with respect to the Fiscal Year relate to (i) the ROBIC Margin achieved by the Company, (ii) the Company's achievement of the Cash Hurdle and (iii) the Company's achievement of the Financial Performance Hurdle. ROBIC Margin (which is more specifically defined in the Executive Bonus Program) generally means the EBITDAR achieved by the Company during the Fiscal Year divided by the Base Invested Capital with respect to the Fiscal Year, expressed as a percentage. The Cash Hurdle is achieved if the Company's cash flow over the Fiscal Year is such that the Company's total unrestricted cash, cash equivalents and short-term investments as of the last day of the Fiscal Year is equal to or greater than a target amount specified by the Committee. The Financial Performance Hurdle is achieved if the Company's net income for the Fiscal Year is equal to or greater than the amount specified by the Committee.

The Committee has established the following performance goals for the Fiscal Year: (1) Entry ROBIC Margin of [X]%; (2) Target ROBIC Margin of [X]%; (3) Stretch ROBIC Margin of [X]%; (4) Cash Hurdle of [$X]; and (5) Financial Performance Hurdle requiring the Company to report [X] for the Fiscal Year.

Each Participant in the Executive Bonus Program who remains continuously employed throughout the entire Fiscal Year will receive a cash bonus (the "ROBIC Margin Bonus") if (i) the Company's ROBIC Margin for the Fiscal Year is at least equal to the Entry ROBIC Margin for such period, (ii) the Cash Hurdle for the Fiscal Year is achieved and (iii) the Financial Performance Hurdle for the Fiscal Year is achieved.

If these performance goals are achieved, then a Participant's ROBIC Margin Bonus for the Fiscal Year will be equal to the Participant's base annual salary in effect on the last day of the Fiscal Year multiplied by a percentage equal to 50% plus (1) an additional [X]% for each Basis Point that the ROBIC Margin exceeds the Entry ROBIC Margin, up to and including the Target ROBIC Margin, and (2) if the ROBIC Margin for the Fiscal Year exceeds the Target ROBIC Margin for such period, an additional [X]% for each Basis Point that the ROBIC Margin exceeds the Target ROBIC Margin, up to and including the Stretch ROBIC Margin.

A participant's ROBIC Margin Bonus may be prorated as provided in the Program under certain circumstances.

Prior to any payment under the Executive Bonus Program, the Committee must (with limited exceptions) certify in writing that the performance goals have been met.

Capitalized terms used in this notice are defined in the Executive Bonus Program, and your participation is subject to the terms of the Executive Bonus Program and the Incentive Plan 2000. The Executive Bonus Program and the Incentive Plan 2000 are hereby incorporated into this notice by reference.

If you have any questions, or wish to obtain a copy of the Executive Bonus Program or the Incentive Plan 2000, please contact [XX].

CONTINENTAL AIRLINES, INC.

By: _______________________________

[Authorized Officer]